EXHIBIT 14

LIGHTSPACE CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors of Lightspace Corporation has established this Code of Business Conduct and Ethics to assist our directors, officers and employees in making ethical and legal decisions in the conduct of Lightspace Corporation’s business and in the performance of their day-to-day duties. The Board of Directors has designated the Chief Financial Officer of Lightspace as Compliance Officer, charged with the responsibility of administering our Code of Business Conduct and Ethics.

This Code is intended to delineate the general principles of conduct for Lightspace’s directors, officers and employees. All directors, officers and employees of Lightspace are expected to conduct our business in an ethical and legal manner.

Compliance with Laws, Rules and Regulations

Lightspace will conduct its business in compliance with applicable laws, rules and regulations. No director, officer or employee shall engage in any unlawful activity in conducting the day-to-day business of Lightspace, or instruct others to do so.

Fair Dealing

Unlawful and unethical conduct will damage the reputation of Lightspace and harm our short-term and long-term business opportunities. Accordingly, directors, officers and employees must deal ethically and lawfully in all business activities with customers, suppliers, competitors and employees. Directors, officers and employees of Lightspace are prohibited from utilizing confidential information gained from their position with Lightspace for personal gain.

Lightspace does not condone in business activities the abuse of confidential information or concealment or misrepresentation of material facts.

Confidential information

Directors, officers and employees may not disclose or distribute Lightspace’s confidential information, including confidential information received by Lightspace under confidentiality agreements with others, or non public information that may be used by competitors to the detriment of Lightspace or its customers, except when such disclosure has been authorized by Lightspace or required by law, rule or regulation. Directors, officers and employees shall use confidential information solely for legitimate purposes. All confidential information must be returned to Lightspace by directors, officers and employees when they cease to be employed by Lightspace.

Conflicts of Interest

Directors, officers and employees of Lightspace are to avoid personal situations that present a potential or actual conflict with the business of Lightspace and the interest of Lightspace’s stockholders. Conflicts of interest can arise when a director, officer or employee has an outside interest, responsibility or obligation that may make it difficult to perform the responsibilities of his or her position objectively and effectively in the best interests of Lightspace. Lightspace respects the right of its directors, officers and employees to engage in outside activities; however, these activities can not conflict or interfere with their ability to act in all situations in the best interests of Lightspace and its shareholders.

Any transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be promptly discussed with the Compliance Officer. The Compliance Officer may notify the Board of Directors. Actual or potential conflicts of interest involving a director or officer may be required to be disclosed in our periodic filings with the Securities and Exchange Commission.

Antitrust Laws

Antitrust laws are designed to encourage free enterprise. Violating these laws will have civil and criminal penalties assessed not only Lightspace, but also to the individual employees. Our employees are expected to consult with our Compliance Officer before entering into any agreement or sharing information with competitors. As an example, the following types of agreements with competitors are deemed illegal: mutually setting prices; allocation of markets and customers; and agreements to boycott suppliers or customers.

Antitrust laws are broad based and not only apply to agreements with competitors, discussed above, but also to agreements with our customers and suppliers. You need to be careful in entering agreements with our customers and suppliers that may raise antitrust issues. Agreements that fix the final re-sale price by our customers and agreements that tie the purchase of one of our products to the concurrent purchase of another product are generally presumed to be illegal.

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act makes it illegal to pay, authorize, or promise a payment directly or indirectly to a foreign government official for the purpose of causing that government official to act or fail to act or otherwise use his or her influence to assist Lightspace in obtaining or retaining business.

Directors, officers and employees are not permitted to offer, authorize, or make any payment, including for travel or entertainment, in money, products or services, directly or indirectly, to any foreign government official without the advance written approval of the Compliance Officer.

Political Contributions and Gifts to Public Officials

No Lightspace resources may, directly or indirectly, be donated to any political party, organization or official. You are free to contribute and donate your personal resources in any manner consistent with federal, state and local laws. Solicitations in any sort that are coercive in nature are prohibited and should be immediately reported to the Compliance Officer.

Harassment and Sexual Harassment

All directors, officers, and employees will treat each other with fairness and respect. Harassment on the basis of race, color, national origin, religion, gender, disability, sexual orientation or as otherwise prohibited under applicable law, will not be tolerated and is strictly prohibited. Harassment includes verbal harassment, physical harassment and written harassment.

All directors, officers, and employees are strictly prohibited from sexually harassing and making improper or unwelcome sexual advances toward co-workers, and others with whom they may have regular contact, such as independent contractors and vendors. Lightspace prohibits anyone from encouraging, condoning or otherwise permitting sexual harassment. Sexual harassment is unwelcome sexual advances or other conduct of a sexual nature that (1) is made a term or condition of employment, (2) is used as the basis of employment or advancement decisions, or (3) has the effect of creating an intimidating or offensive work environment.

Lightspace forbids any retaliation against any director, officer or employee who, acting in good faith, reports suspected misconduct. Any person who participates in any such retaliation is subject to disciplinary action.

Alcohol and Drug Free Workplace

Lightspace is an alcohol and drug-free workplace. We prohibit the use, possession, sale, conveyance, distribution, or manufacture of illegal drugs, alcohol, or controlled substances in any amount or in any manner. Violation of this policy will results in disciplinary action, up to and including termination.

Company Records and Assets

Lightspace requires integrity and accuracy in all material respects in our records and financial statements. No director, officer or employee shall cause Lightspace to record or to document a transaction in a deceptive or unlawful manner, or create any false or artificial documentation for any transaction.

Lightspace directors, officers and employees responsible for accounting and financial reporting matters have the obligation to accurately record all transactions in our financial records. The loss and misuse of our assets will have a direct impact on our business and profitability. Directors, officers and employees are expected to protect and to use only for legitimate business purposes the assets of Lightspace.

Public Disclosures

Lightspace is committed to providing its shareholders with accurate information about its financial condition and results of operations in accordance with accounting principles generally accepted in the United States and the securities laws of the United States. Reports and documents filed with the Securities and Exchange Commission and other public communications will include full and comprehensive disclosure. Directors, officers and employees responsible for these reports and communications must perform their responsibilities honestly, ethically and objectively.

Securities Trading

Lightspace prohibits our directors, officers and employees from purchasing or selling our common stock or other equity securities while in the possession of material non-public information, or disclosing that non-public information to others. If any director, officer, or employee has material non-public information relating to Lightspace, neither that person nor any person who shares the same household may buy, sell or otherwise transfer securities of Lightspace or engage in any other action to take advantage of that information. This policy will continue in effect until the fourth full business after the non-public information has been publicly disclosed. This policy also applies to trading in the securities of other companies, including our customers and suppliers, while in possession of material non-public information relating to that company.

Directors, officers, and employees of Lightspace are further restricted relating to trading in our securities, including “black out” periods, that commence from the date two weeks prior to the end of each fiscal quarter until the beginning of the third business day after the public release of earnings for such period.

Compliance with Code

Lightspace management, under the supervision of the Board of Directors shall take reasonable steps to monitor compliance with this Code and when appropriate, impose and enforce appropriate disciplinary measures for violations of this Code.

Reporting Concerns

If any director, officer or employee believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate this Code, he or she should bring the matter to the attention of his or her supervisor or the Compliance Officer.

Any concerns or questions regarding potential violations of this Code, other company policies or procedures or applicable law, rules or regulations which involve accounting, internal accounting controls or auditing matters should be directed to the attention of the Board of Directors, 529 Main Street, Suite 330, Boston, Massachusetts, 02129.

Any director, officer or employee may communicate with the Compliance Officer verbally or by written communication addressed to the Compliance Officer, 529 Main Street, Suite 330, Boston, Massachusetts 02129:

Anonymity in Reporting

If a director, officer or employee wishes to remain anonymous, he or she may do so, and Lightspace will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation. In the event the report is made anonymously, however, Lightspace may not have sufficient information to investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should provide as much detail as is reasonably necessary to permit Lightspace to evaluate the matter(s) set forth and, if appropriate, commence and conduct an appropriate investigation.

Waivers and Amendments

No waiver of any provisions of this Code for the benefit of a director or an executive officer shall be effective unless approved by the Board of Directors, and such waiver, and the reasons for the waiver, is disclosed to Lightspace’s shareholders in a report filed with the Securities and Exchange Commission.

Acknowledgement

Each director, officer and employee must formally acknowledge that they have received and read the Code of Business Conduct and Ethics, and that they are either in compliance with the Code or that they have made full disclosure regarding possible violations of the Code.

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